Exhibit 10.1

October 30, 2006

Nautilus, Inc.

16400 SE Nautilus Drive

Vancouver, Washington 98683

Attention:	William Meadowcroft
Chief Financial Officer

Re: $25,000,000 Revolving Credit Facility

Ladies and Gentlemen:

BANK OF AMERICA, N.A. (the “Lender”) is pleased to make available to Nautilus, Inc., a Washington corporation (the “Borrower”), a revolving credit facility on the terms and subject to the conditions set forth below. Terms not defined herein have the meanings assigned to them in Exhibit A hereto, and terms not defined herein or in Exhibit A have the meanings assigned to them in the Incorporated Agreement (as defined in Exhibit A).

1.	The Facility.

(a)	The Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make available to the Borrower until the Maturity Date a revolving credit facility providing for loans (“Loans”) in an aggregate principal amount not exceeding at any time $25,000,000 (the “Commitment”). Within the foregoing limit, the Borrower may borrow, repay and reborrow Loans until the Maturity Date.

(b)	Borrowings, Conversions, Continuations. The Borrower may request that Loans be (i) made as or converted to Base Rate Loans by irrevocable notice to be received by the Lender not later than 11:00 a.m. on the Business Day of the borrowing or conversion, or (ii) made or continued as, or converted to, Eurodollar Rate Loans by irrevocable notice to be received by the Lender not later than 11:00 a.m. three Business Days prior to the Business Day of the borrowing, continuation or conversion. If the Borrower fails to give a notice of conversion or continuation prior to the end of any Interest Period in respect of any Eurodollar Rate Loan, the Borrower shall be deemed to have requested that such Loan be continued as a Eurodollar Rate Loan with an Interest Period of one month on the last day of the applicable Interest Period. Notices pursuant to this Paragraph 1(b) may be given by telephone if promptly confirmed in writing. Each Loan shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. There shall not be more than four different Interest Periods in effect at any time. Furthermore, the Borrower may not select any Interest Period that ends after the Maturity Date. Loans requested by telephone shall be disbursed to the Borrower’s account as designated by the Borrower from time to time pursuant to a notice in the form of Exhibit B.

(c)	Interest. At the option of the Borrower, Loans shall bear interest at a rate per annum equal to (i) the Eurodollar Rate plus 1.00%; or (ii) the Base Rate. Interest on Base Rate Loans when the Base Rate is determined by the Lender’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days and actual days elapsed. All other interest hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed.

The Borrower promises to pay interest (i) for each Eurodollar Rate Loan, (A) on the last day of the applicable Interest Period, and (B) on the date of any conversion of such Loan to a Base Rate Loan; (ii) for Base Rate Loans, on the last Business Day of each calendar month; and (iii) for all Loans, on the Maturity Date. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

Nautilus, Inc.

October 30, 2006

After the date any principal amount of any Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after the date five days after any other monetary obligation hereunder shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Base Rate plus 2%. Furthermore, while any Event of Default exists, the Borrower shall pay interest on the principal amount of the Loans at a rate per annum equal to the Base Rate plus 2%. Accrued and unpaid interest on past due amounts shall be payable on demand. In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.

(d)	Evidence of Loans. The Loans and all payments thereon shall be evidenced by the Lender’s loan accounts and records. Such loan accounts and records shall be conclusive absent manifest error of the amount of the Loans and payments thereon. Any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

(e)	Commitment Fee. The Borrower promises to pay a commitment fee of 0.25% per annum on the actual daily unused portion of the Commitment, payable in arrears on the Maturity Date, and calculated on the basis of a year of 360 days and actual days elapsed.

(f)	Repayment. The Borrower promises to pay all Loans then outstanding on the Maturity Date. The Borrower shall make all payments required hereunder not later than 11:00 a.m. on the date of payment in same day funds in Dollars at the Lender’s office as designated by the Lender from time to time pursuant to a notice in the form of Exhibit B. All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof. The Borrower shall reimburse the Lender for any taxes imposed on or withheld from such payments (other than taxes imposed on the Lender’s income, and franchise taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof). The Lender is exempt from any withholding tax imposed under the laws of the United States in respect of the fees, interest or other payments to which it is entitled pursuant to this Agreement because the Lender is organized under the laws of the United States.

(g)	Prepayments. The Borrower may, upon three Business Days’ notice, in the case of Eurodollar Rate Loans, and upon one Business Day’s notice, in the case of Base Rate Loans, prepay Loans on any Business Day; provided that the Borrower pays all Breakage Costs (if any) associated with such prepayment on the date of such prepayment. Prepayments of Eurodollar Rate Loans must be accompanied by a payment of interest on the amount so prepaid. Prepayments of Eurodollar Rate Loans must be accompanied by a payment of interest on the amount so prepaid.

(h)	Commitment Reductions. The Borrower may, upon three Business Days’ notice, reduce or cancel the undrawn portion of the Commitment, provided, that the amount of such reduction is not less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

Nautilus, Inc.

October 30, 2006

2.	Conditions Precedent to Loans.

(a)	Conditions Precedent to Initial Loan. As a condition precedent to the initial Loan hereunder, the Lender must receive the following:

(i)	a duly executed copy of this Agreement and the Subsidiary Guaranty executed by DFI Leaseco, LLC, a Washington limited liability company, and Dashamerica, Inc., a Colorado corporation; and

(ii)	a borrowing resolution and a certificate of incumbency certified by a secretary or assistant secretary of the Borrower.

(b)	Conditions to Each Borrowing. As a condition precedent to each borrowing of any Loan:

(i)	the Borrower must furnish the Lender with, as appropriate, a notice of borrowing;

(ii)	each representation and warranty set forth in Paragraph 3 shall be true and correct as if made on the date of such borrowing; and

(iii)	no Default shall have occurred and be continuing on the date of such borrowing.

Each notice of borrowing shall be deemed a representation and warranty by the Borrower that the conditions referred to in clauses (ii) and (iii) above have been met.

3.	Representations and Warranties. The Borrower and the Lender agree that the representations and warranties set forth in Article VI (Representations and Warranties) of the Incorporated Agreement, including for purposes of this Paragraph 3 each Additional Incorporated Representation, and all exhibits, schedules and defined terms referred to therein are hereby (or, in the case of each Additional Incorporated Representation, shall, upon its effectiveness, be) incorporated by reference into this Agreement as if set forth in full herein with appropriate substitutions, including the following:

(a)	all references to “Credit Party” shall be deemed to be references to the Borrower and any Subsidiary of the Borrower that is party to the Subsidiary Guaranty;

(b)	all references to “the Lenders” shall be deemed to be references to the Lender;

(c)	all references to “Agent” shall be deemed to be references to the Lender;

(d)	all references to “Loan” or “Loans” shall be deemed to be references to the Loans;

(e)	all references to “Loan Documents” shall be deemed to be references to the Loan Documents;

(f)	all references to “Default” and “Event of Default” shall be deemed to be references to a Default and an Event of Default, respectively;

(g)	all references to “Agreement” (other than such reference appearing in the definition of “Closing Date”) shall be deemed to be references to this Agreement; and

(h)	In Section 6.14 the dates December 31, 2004 and June 30, 2006 shall be replaced with December 31, 2005 and June 30, 2006, respectively.

Nautilus, Inc.

October 30, 2006

4.	Covenants.

(a)	So long as principal of and interest on any Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied and the Commitment has not been terminated, the Borrower shall comply with all the covenants and agreements applicable to it contained in Article V (Covenants) of the Incorporated Agreement, including for purposes of this Paragraph 4 each Additional Incorporated Covenant but excluding Sections 5.20, 5.23 and 5.24 of the Incorporated Agreement. The covenants and agreements of the Borrower referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby (or, in the case of each Additional Incorporated Covenant, shall, upon its effectiveness, be) incorporated herein by reference as if set forth in full herein with appropriate substitutions, including the following:

(i)	all references to “Credit Party” shall be deemed to be references to the Borrower and any Subsidiary of the Borrower that is party to the Subsidiary Guaranty;

(ii)	all references to “the Lenders” and the “Required Lenders” shall be deemed to be references to the Lender;

(iii)	all references to “Agent” shall be deemed to be references to the Lender;

(iv)	all references to “Loan” or “Loans” shall be deemed to be references to the Loans;

(v)	all references to “Loan Documents” shall be deemed to be references to the Loan Documents;

(vi)	all references to “Default” and “Event of Default” shall be deemed to be references to a Default and an Event of Default, respectively; and

(vii)	all references to “Agreement” (other than such reference appearing in the definition of “Closing Date”) shall be deemed to be references to this Agreement.

All such covenants and agreements so incorporated herein by reference shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement.

Any financial statements, certificates or other documents received by the Lender under the Incorporated Agreement shall be deemed delivered hereunder.

(b)	At any time that a Subsidiary of the Borrower guarantees the obligations of the Borrower under the Incorporated Agreement, the Borrower shall cause such Subsidiary to guaranty the obligations of the Borrower under this Agreement by becoming a party to the Subsidiary Guaranty.

(c)	The Borrower shall not permit at any time the Leverage Ratio to exceed 2.00 to 1.00.

(d)	Notwithstanding Section 5.8 of the Incorporated Agreement, the Borrower shall not incur any additional Indebtedness (excluding extensions of credit under the Incorporated Agreement) with a principal amount in excess of $5,000,000 without the prior consent of the Lender.

Nautilus, Inc.

October 30, 2006

5.	Events of Default. The following are “Events of Default:”

(a)	The Borrower fails to pay any principal of any Loan as and on the date when due; or

(b)	The Borrower fails to pay any interest on any Loan, or any fee or other amount payable to the Lender under any Loan Document due hereunder, or any portion thereof, within five days after the date when due; or

(c)	The Borrower fails to comply with any covenant or agreement incorporated herein by reference pursuant to Paragraph 4 above, subject to any applicable grace period and/or notice requirement set forth in Article V or Article VII of the Incorporated Agreement (it being understood and agreed that any such notice requirement shall be met by the Lender’s giving the applicable notice to the Borrower hereunder); or

(d)	Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)	Any “Event of Default” specified in Article VII of the Incorporated Agreement (including for purposes of this Paragraph 5(e) each Additional Incorporated Event of Default) occurs and is continuing, without giving effect to any waiver or amendment thereof pursuant to the Incorporated Agreement, it being agreed that each such “Event of Default” shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement.

Upon the occurrence of an Event of Default, the Lender may declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, the Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

6.	Miscellaneous.

(a)	All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP.

(b)	All references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of Portland, Oregon.

Nautilus, Inc.

October 30, 2006

(c)	The Borrower shall be obligated to pay all Breakage Costs.

(d)	If at any time the Lender, in its sole discretion, determines that (i) adequate and reasonable means do not exist for determining the Eurodollar Rate, or (ii) the Eurodollar Rate does not accurately reflect the funding cost to the Lender of making such Loans, the Lender’s obligation to make or maintain Eurodollar Rate Loans shall cease for the period during which such circumstance exists.

(e)	The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender; and compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law.

(f)	No amendment or waiver of any provision of this Agreement (including any provision of the Incorporated Agreement incorporated herein by reference pursuant to Paragraph 3 or Paragraph 4 and any waiver of Paragraph 5(d) or Paragraph 5(e)) or of any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(g)	Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party. Any such notice or other communication sent by overnight courier service, mail or telecopy shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date, (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid, and (iii) if sent by telecopy, when transmission in legible form is complete. All notices and other communications sent by the other means listed in the first sentence of this paragraph shall be effective upon receipt. Notwithstanding anything to the contrary contained herein, all notices (by whatever means) to the Lender pursuant to Paragraph 1(b) hereof shall be effective only upon receipt. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder. The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings, conversions and continuations) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance in good faith by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

Nautilus, Inc.

October 30, 2006

(h)	This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder. The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of the Borrower, such consent not to be unreasonably withheld, provided that no such consent shall be required if the assignment is to an affiliate of the Lender or if a Default exists, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Borrower. The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment. All information provided by or on behalf of the Borrower to the Lender or its affiliates may be furnished by the Lender to its affiliates and to any actual or proposed assignee or participant.

(i)	The Borrower agrees to pay on demand all reasonable costs and expenses of the Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Loan Documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Lender in connection with the enforcement of rights under this Paragraph 6(i).

(j)	The Borrower agrees to indemnify and hold harmless the Lender and its Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No party hereto shall have any liability to any other party hereto for any indirect, punitive or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith. The agreements in this Paragraph 6(j) shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrower under the Loan Documents.

(k)	If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Nautilus, Inc.

October 30, 2006

(l)	This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

(m)	THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT SITTING IN KING COUNTY, WASHINGTON AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(n)	THE BORROWER AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(o)	The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

(p)	NO ORAL AGREEMENTS. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

(q)	This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Nautilus, Inc.

October 30, 2006

Please indicate your acceptance of the Commitment on the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned.

BANK OF AMERICA, N.A.

By:
Name:
Title:

Accepted and Agreed:

NAUTILUS, INC.

By:
Name:
Title:

Date: October     , 2006

EXHIBIT A

DEFINED TERMS

Additional Incorporated Covenant:	A covenant or agreement that is added to Article V (Covenants) of the Incorporated Agreement after the date hereof, as such covenant or agreement is in effect on the date so added, without giving effect to any subsequent amendment or other modification thereof.

Additional Incorporated Event of Default:	An “Event of Default” that is added to Article VII of the Incorporated Agreement after the date hereof, as such “Event of Default” is in effect on the date so added, without giving effect to any subsequent amendment or other modification thereof.

Additional Incorporated Representation:	A representation that is added to Article VI (Representations and Warranties) of the Incorporated Agreement after the date hereof, as such representation is in effect on the date so added, without giving effect to any subsequent amendment or other modification thereof.

Agreement:	This letter agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

Base Rate:	For any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate.” The Lender’s prime rate is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan:	A Loan bearing interest based on the Base Rate.

Breakage Costs:	Any loss, cost or expense reasonably incurred by the Lender if any payment of principal of, or conversion of, any Eurodollar Rate Loan is made by the Borrower to or for the account of the Lender other than on the last day of the Interest Period for such Loan, as a result of acceleration of the maturity of the Loans pursuant to Paragraph 5 or for any other reason, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Loan.

Business Day:	Any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of Oregon or the state where the Lender’s lending office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Default:	Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Dollar or $:	The lawful currency of the United States of America.

Eurodollar Rate:	For any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 - Eurodollar Reserve Percentage

Where, “Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Lender and with a term equivalent to such Interest Period would be offered by the Lender’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Eurodollar Rate Loan:	A Loan bearing interest based on the Eurodollar Rate.

Event of Default:	Has the meaning set forth in Paragraph 5.

Federal Funds Rate:	For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

Incorporated Agreement:	The Credit Agreement, dated as of November 18, 2005 (as amended through the date of this Agreement), among the Borrower, the financial institutions party thereto and KeyBank National Association, as agent. Unless otherwise specified herein or approved in writing by the Lender, all references to the Incorporated Agreement shall mean the Incorporated Agreement as in effect on the date hereof, without giving effect to any amendment, supplement or other modification thereto or thereof after the date hereof.

ii

Interest Period:

For each Eurodollar Rate Loan, (a) initially, the period commencing on the date the Eurodollar Rate Loan is disbursed or converted from a Base Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and, in each case, ending on the earlier of (x) the Maturity Date and (y) one month thereafter; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

Loan Documents:	This Agreement and the Subsidiary Guaranty.

Maturity Date:	December 30, 2006, or such earlier date on which the Commitment may terminate in accordance with the terms hereof.

Subsidiary Guaranty:	That certain Subsidiary Guaranty dated as of the date of this Agreement executed by certain Subsidiaries of the Borrower in favor of the Lender, as amended, restated, extended, supplemented or otherwise modified in writing from time to time

iii

EXHIBIT B

NOTICE OF ACCOUNT DESIGNATION

Date:                         , 2006

Reference:	$25 million revolving credit facility agreement (the “Agreement”), dated October 30, 2006, between Nautilus, Inc. (“Borrower”) and Bank of America, N.A. (“Lender”)

To Whom It May Concern:

This Notice of Account Designation is delivered to you by:

☐  Borrower    ☐  Lender (select one)

pursuant to the Agreement. Terms defined in the Agreement shall have the same meanings when used herein.

(Select and complete as appropriate):

☐	Lender is hereby authorized to disburse all Loan proceeds into the following account, unless Borrower shall designate in writing to Lender one or more other accounts:

Nautilus, Inc.
Bank:

ABA Routing No.

Account No.

☐	Borrower shall make all payments required under the Agreement into the following account, unless Lender shall designate in writing to Borrower one or more other accounts:

ABA Routing No.

Account No.

Reference:

(insert name of Borrower or Lender, as appropriate)

By:

Name:

Title: